Exhibit 10.6

XENCOR

SECOND AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

for

Dr. Bassil Dahiyat

This Second Amended and Restated Executive Employment Agreement (“Agreement”) is entered into as of January 1, 2007, by and between Dr. Bassil Dahiyat (“Executive”) and Xencor, a California corporation (the “Company”).  This Agreement shall replace and supersede that certain Amended and Restated Executive Employment Agreement between Executive and the Company entered into as of June 4, 2004.

WHEREAS, Executive currently serves as the President and Chief Executive Officer (“CEO”) of the Company and has served in such capacity pursuant to an employment agreement and related amendments that are superceded and replaced in their entirety by this Agreement; and

WHEREAS, the Company desires to continue to employ Executive to provide personal services to the Company in that capacity, and wishes to provide Executive with certain compensation and benefits in return for his services, and Executive wishes to be so employed and to receive such compensation and benefits; and

WHEREAS, the Company and Executive wish to enter into this Agreement to define their mutual rights and duties with respect to Executive’s continued employment;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

1.                                      EMPLOYMENT BY THE COMPANY.

1.1                               Effective Date.  The effective date of this Agreement shall be January 1, 2007 (the “Effective Date”).

1.2                               Employment of Executive.  Executive shall have the title of President and CEO of the Company.  Executive’s employment with the Company is subject to the terms and conditions of this Agreement.  During Executive’s employment with the Company, Executive will devote his best efforts and all of his business time and attention to the business of the Company (subject to Section 4.1 hereof and except for vacation periods as set forth herein, reasonable periods of illness or other incapacity in accordance with the Company’s general employment policies and applicable law).

1.3                               Executive’s Duties.  Executive shall serve in an executive capacity as the Company’s President and CEO and shall perform such duties as are customarily associated with that title, consistent with the Bylaws of the Company and as required by the Company’s Board of Directors (the “Board”).

1.4                               Employment Policies.  The employment relationship between the parties shall also be governed by the general employment policies and practices of the Company, including those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

1.5                               At-will Employment.  The Company and Executive acknowledge that either party has the right to terminate Executive’s employment with the Company at any time for any reason whatsoever, with or without cause, subject to the provisions of Section 5 herein.  This at-will employment relationship cannot be changed except in a writing signed by both Executive and a majority of the Board.  Any rights of Executive to additional payments or other benefits from the Company upon any such termination of employment shall be governed exclusively by Section 5 of this Agreement.

2.                                      COMPENSATION.

2.1                               Salary.  Executive shall receive for services to be rendered hereunder an annualized base salary of $350,000, payable in installments in accordance with the Company’s standard payroll practices (the “Base Salary”).  Executive’s Base Salary shall be reviewed at least annually by the Board, and in the Board’s sole discretion, may be increased at any time.  Such Base Salary may be decreased by the Board at any time, but only if the Board shall have decided in good faith that such action is justified in connection with the Board’s determination that (i) the Company has less than six (6) months of cash and equivalents on hand to meet its anticipated operating expenses; (ii) the Company will effect a reduction in force of not less than twenty-five percent (25%) of the Company’s workforce; or (iii) the Company will reduce the salaries of all officers of the Company by at least the same percentage amount by which Executive’s salary is to be reduced.

2.2                               Standard Company Benefits.  Executive shall be entitled to all rights and benefits for which he is eligible under the terms and conditions of the standard Company benefits and compensation practices that may be in effect from time to time and provided by the Company to its employees generally.  Executive shall likewise be eligible to participate in any additional benefits programs that may be in effect from time to time and provided by the Company to its executive employees generally.  Notwithstanding the foregoing, Executive shall not be entitled to participate in any cash or stock bonus program or stock option or other equity incentive program, whether or not generally available to executive or other employees of the Company, unless the Board shall specifically so determine.

2.3                               Performance Bonus.  Executive shall be eligible for an annual performance bonus of up to 25% of Executive’s Base Salary, less standard deductions and withholdings (the “Performance Bonus”).  The amount of Executive’s Performance Bonus will be determined by the Board, in its sole discretion, based on certain performance metrics to be mutually determined by Executive and the Board (or a committee thereof) in writing within 120 days of the Effective Date.  Executive’s Performance Bonus will be determined by the Board for subsequent years based on performance metrics to be designated by the Board (or a committee thereof), with due regard to such metrics as Executive may propose, within 90 days of the commencement of each such subsequent calendar year.  Any Performance Bonus earned by Executive will be paid out in accordance with the Company’s standard practice.  Executive must remain an active employee through the end of the year to earn a Performance Bonus for that year; provided, however, that a pro rated Performance Bonus will be paid to executive if (i) Executive is terminated without Cause (as defined below) or (ii)  Executive voluntarily terminates his employment for Good Reason (as defined below).  Any pro rated Performance Bonus shall be calculated by multiplying the bonus (as earned in the current bonus year through the date of termination) by the ratio of the number of full months that Executive was an active employee in the bonus year divided by twelve.  For purposes of this Agreement, each bonus year will begin in January 1st and end on the following December 31st.  Within ten (10) days of the execution of this Agreement by Executive and the Company, the Company shall pay to Executive the sum of one-hundred fifty thousand dollars ($150,000), less standard deductions and withholdings, which sum represents i) the agreed Performance Bonus earned by the Executive for the years 2004 and 2005 and ii) an agreed pro rata Performance Bonus for the first six months of 2006.  Subject to terms of this Section 2.3, Executive shall be eligible to receive an additional Performance Bonus for the second six months of 2006 of up to thirty-seven thousand five hundred dollars ($37,500), less standard deductions and withholdings, if (i) Company signs a definitive agreement with Organon concerning DN-TNF program on or before January 31, 2007 (50% of Performance Bonus allocated to this metric) or (ii) Company hires a Vice President of Business Development on or before January 31, 2007 (50% of Performance Bonus allocated to this metric).

2.4                               Expense Reimbursement.  Executive shall be entitled to receive prompt reimbursement of all reasonable expenses incurred by Executive in performing Company services.  Executive agrees to furnish the Company reasonably adequate records and other documentary evidence of such expenses for which Executive seeks reimbursement.  Such expenses shall be accounted for under the policies and procedures established by the Company and consistent with California law.

2.5                               Retention Option Award.  Subject to the approval of the Board, the Company will grant to Executive an option to purchase 875,600 shares of the Company’s common stock, at an exercise price not less than the fair market value of the Company’s common stock on the date of grant.  The exercise price of the option will be determined by the Board in a manner consistent with the Company’s standard option grant practices.  Such option shall be an incentive stock option to the maximum extent permitted under applicable U.S. tax laws.  The option will be subject to the terms and conditions of the Company’s Amended and Restated 2000 Stock Incentive Plan and the form of option agreement previously approved by the Board for options granted under the Plan.  The option will vest and become exercisable for 1/4th of the shares on the one year anniversary of the grant date and 1/48th of the shares shall vest and become exercisable monthly thereafter over the next three years, subject in each case to Executive’s continued service with the Company as of the applicable vesting dates.  Additionally, the option shall immediately fully vest and become exercisable with respect to all the shares immediately prior to but contingent upon a Change of Control of the Company (as defined in Section 5.4 below), subject to Executive’s continued service with the Company through the date of the Change of Control.

2.6                               Performance Option Award.

(a)                                 Subject to the approval of the Board, the Company will grant to Executive an option to purchase 300,000 shares of the Company’s common stock, at an exercise price not less than the fair market value of the Company’s common stock on the date of grant.   The exercise price of the option will be determined by the Board in a manner consistent with the Company’s standard option grant practices.  Such option shall be an incentive stock option to the maximum extent permitted under applicable U.S. tax laws.  The option will be subject to the terms and conditions of the Company’s Amended and Restated 2000 Stock Incentive Plan and the form of option agreement previously approved by the Board for options granted under the Plan.

(b)                                 The option will vest and become exercisable with respect to 75,000 shares effective as of December 31, 2007, provided that Executive achieves the performance metrics applicable to receive a Performance Bonus for 2007, as determined by the Board.  The option will vest and become exercisable with respect to 75,000 shares effective as of December 31, 2008, provided that Executive achieves the performance metrics applicable to receive a Performance Bonus for 2008, as determined by the Board.  The option will vest and become exercisable with respect to 75,000 shares effective as of December 31, 2009, provided that Executive achieves the performance metrics applicable to receive a Performance Bonus for 2009, as determined by the Board.  The option will vest and become exercisable with respect to 75,000 shares effective as of December 31, 2010, provided that Executive achieves the performance metrics applicable to receive a Performance Bonus for 2010, as determined by the Board.  The Board shall make such determinations within thirty (30) days following each of December 31, 2007, December 31, 2008, December 31, 2009 and December 31, 2010 as applicable, and such determination shall be binding and conclusive on all parties, including Executive.  Additionally, the option will vest and become exercisable with respect to any then unvested shares, if applicable, on the fifth anniversary of the date of grant.  In each case, Executive must be in the continued service of the Company as of the applicable vesting dates set forth above in order for such shares to vest and become exercisable.

2.7                               Interest on Outstanding Executive Loans.  Any unpaid interest on the following promissory notes that has accrued prior to the Effective Date, such unpaid interest calculated on a pro-rata basis through the Effective Date, is hereby forgiven by the Company as of the Effective Date: (a) Promissory Note between Executive and the Company dated May 1, 2000 in the principal amount of $77,332.80, and (b) Promissory Note between Executive and the Company dated June 4, 2004 in the principal amount of $75,000.

3.                                      PROPRIETARY INFORMATION OBLIGATIONS.

In partial consideration of the payments and other obligations of the Company to Executive under this Agreement, Executive agrees to continue to abide by the Proprietary Information and Inventions Agreement (the “PIIA”) attached hereto as Exhibit A, and further agrees that his obligations under the PIIA shall be effective from October 7, 1997, the commencement date of Executive’s employment by the Company.  The parties agree that, for so long as this Agreement shall be in effect, this Agreement shall supersede paragraphs 10, 18 and 19.2 of the PIIA.  Executive’s obligations under the PIIA shall survive termination of this Agreement and shall remain in full force and effect regardless of whether Executive continues to be employed by the Company.

4.                                      OUTSIDE ACTIVITIES.

4.1                               Limitation on Certain Activities.  Except with the prior written consent of the Board, which shall not unreasonably be withheld, while employed by the Company, Executive will not undertake or engage in any other employment, occupation or business enterprise, other than those in which Executive is a passive investor.  In no event shall Executive undertake any such activities that would detract from his ability to devote substantially full-time effort as an employee of the Company, consistent with his title and responsibilities.  Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of his duties hereunder.

4.2                               Competing Entities.  While employed by the Company, except on behalf of the Company as directed by the Board, Executive will not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which was or should have been known by him to compete directly with the Company, throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that anything above to the contrary notwithstanding, he may own, as a passive investor, securities of any publicly owned competitor corporation, so long as his direct holdings in any such corporation shall not in the aggregate constitute more than one percent (1%) of the voting stock of such corporation.

5.                                      TERMINATION OF EMPLOYMENT.

5.1                               Voluntary Termination.

(a)                                 Executive may voluntarily terminate his employment with the Company at any time, after the effective date of which no further compensation will be paid to Executive.  At the sole discretion of the Company, Executive’s voluntary termination will have immediate effect if the Company pays Executive his salary and benefits in lieu of any notice period he may give to the Company.

(b)                                 In the event Executive voluntarily terminates his employment, he will not be entitled to severance pay or reimbursement of health care coverage under COBRA except as provided in Sections 5.2 and 5.3 below.

5.2                               Termination without Cause or upon Change of Control.

(a)                                 The Company shall have the right to terminate Executive’s employment with the Company at any time without Cause (as defined below), Executive shall not be eligible for any severance or benefits, except as required by law, following his last day of employment.

(b)                                 In the event Executive’s employment is terminated by the Company without Cause, or Executive resigns for Good Reason (as defined below) within thirteen (13) months after a Change of Control (as defined below), the Company shall pay Executive (i) an amount equivalent to Executive’s then applicable Base Salary for twelve (12) months (but in no event less than $350,000 on an annualized basis), in a lump sum, less standard deductions and withholding, within ten (10) days of the Effective Date of the Release (as defined in Exhibit B), and (ii) payment of premiums for continued health care coverage under COBRA for twelve (12) months after termination of Company-provided group health benefits, provided Executive timely elects and is eligible for coverage under COBRA.

(c)                                  Application of Internal Revenue Code Section 409A.  If the Company determines that any of the Severance Benefits payments fail to satisfy the distribution requirement of Section 409A(a)(2)(A) of the Internal Revenue Code as a result of Section 409A(a)(2)(B)(i) of the Internal Revenue Code, the payment of such benefit shall be accelerated to the minimum extent necessary so that the benefit is not subject to the provisions of Section 409A(a)(1) of the Internal Revenue Code.  (It is the intention of the preceding sentence to apply the short-term deferral provisions of Section 409A of the Internal Revenue Code, and the regulations and other guidance thereunder, to the Severance Benefits payments, and the payments schedule as revised after the application of the preceding sentence shall be referred to as the “Revised Payment Schedule”.)  However, if there is no Revised Payment Schedule that would avoid the application of Section 409A(a)(1) of the Internal Revenue Code, the payment of such benefits shall not be paid pursuant to a Revised Payment Schedule and instead shall be delayed to the minimum extent necessary so that such benefits are not subject to the provisions of Section 409A(a)(1) of the Internal Revenue Code.  The Board may attach conditions to or adjust the amounts paid pursuant to this Section 5.2(c) to preserve, as closely as possible, the economic consequences that would have applied in the absence of this Section 5.2(c); provided however, that no such condition or adjustment shall result in the payments being subject to Section 409A(a)(1) of the Internal Revenue Code.

5.3                               Termination for Cause.

(a)                                 The Company shall have the right to terminate Executive’s employment with the Company at any time for Cause, in which case the Company agrees to limit its and its employees’ responses to any inquiry regarding Executive’s employment to (1) the dates of Executive’s employment, (2) Executive’s salary, and (3) Executive’s position.

(b)                                 “Cause” for termination shall mean:  (a) indictment or conviction of any felony or of any crime involving moral turpitude or dishonesty; (b) participation in any fraud against the Company; (c) material breach of Executive’s duties to the Company, including persistent unsatisfactory performance or habitual neglect of job duties; (d) refusal to follow the Company’s lawful written directions or material failure to perform Executive’s duties (other than by reason of physical or mental disability); or (e) material breach of the Company’s written policies or the Proprietary Information and Inventions Agreement; provided, however, that in the event that any of the foregoing events under clauses (c), (d) or (e) is capable of being cured, the Company shall provide written notice to Executive describing in reasonable detail the nature of such event and Executive shall thereafter have twenty (20) days to cure such event.

(c)                                  In the event Executive’s employment is terminated at any time with Cause, he will not be entitled to severance pay, pay in lieu of notice or payment of health care coverage premiums under COBRA.

5.4                               Change of Control.  For purposes of this Agreement, a “Change of Control” means (A) any sale, merger, consolidation, tender offer or similar acquisition of shares, or other transaction or series of related transactions (each a “Transaction”) as a result of which at least a majority of the voting power of the Company is not held, directly or indirectly, by the persons or entities who held the Company’s securities with voting power before such Transaction (provided, however, that any person who acquired voting securities of the Company in contemplation of the Transaction and who immediately after such Transaction possesses direct or indirect ownership of at least ten percent (10%) of the securities of the Company or the surviving entity (or if the Company or the surviving entity is a controlled affiliate of another entity, then of such controlling entity) shall not be included in the group of those persons or entities who held the Company’s securities with voting power before such Transaction); (B) a sale or other disposition of all or a substantial part of the Company’s assets, whether in one transaction or a series of related transactions; or (C) individuals who on the effective date of this Agreement constitute the Board and any new director (other than a director designated by a person or entity who has entered into an agreement to effect a transaction described in clause (A) or (B) above) whose nomination and/or election to the Board was approved by a vote of at least a majority of the directors then still in office who either were directors on the effective date hereof or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board.

5.5                               Resignation for Good Reason.  For purposes of this Agreement, a resignation for “Good Reason” shall occur in connection with a Change in Control when Executive resigns within three (3) months of any of the following actions taken by the Company without Executive’s express written consent:  (i) the assignment to Executive of any duties or responsibilities which result in any material diminution of, or material change that is adverse to Executive’s position, status or circumstances of employment, provided that, the appointment of a new President and/or CEO shall not constitute Good Reason; (ii) a reduction by the Company in Executive’s Base Salary; (iii) the taking of any action by the Company which would adversely affect Executive’s participation in, or reduce Executive’s benefits under, the Company’s benefit plans (including equity benefits) as of the time this Agreement is executed, except to the extent the benefits of all other executive officers of the Company are similarly reduced; (iv) a relocation of Executive’s principal office to a location more than two hundred (200) miles from the Company’s present location in Monrovia, California; (v) any breach by the Company of any material provision of this Agreement; or (vi) any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company. A resignation for Good Reason shall not occur unless Executive provides written notice describing in reasonable detail his objection to any of the above actions within twenty (20) days of such action and unless the Company fails to cure such action or breach within twenty (20) days of receiving such notice.

5.6                               Release.  Executive shall execute and make effective a release in a form determined by the Company but substantially similar to the release attached hereto as Exhibit B (the “Release”), as a condition of Executive’s receipt of any payments or receipt of benefits under Section 5.2 of this Agreement.

6.                                      NONINTERFERENCE.

While employed by the Company, and for one (1) year immediately following termination of Executive’s employment by the Company, Executive agrees not to interfere with the business of the Company by directly or indirectly soliciting, attempting to solicit, inducing or otherwise causing any employee of the Company to terminate his or her employment in order to become an employee, consultant or independent contractor to or for any competitor of the Company.  Executive agrees that this restriction is reasonably necessary to protect the Company’s legitimate business interest in its substantial relationships with employees, consultants and independent contractors and its valuable confidential business information.

7.                                      GENERAL PROVISIONS.

7.1                               Notices.  Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the third day after mailing by first class mail, to the Company at its primary office location or to Executive at his address as listed on the Company payroll.

7.2                               Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction.  In that event,  the parties intend that this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

7.3                               Waiver.  If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

7.4                               Complete Agreement.  This Agreement and the Exhibits hereto, including without limitation the PIIA and exhibits thereto, constitute the entire agreement between Executive and the Company, and are the complete, final and exclusive embodiment of their agreement with regard to the subject matter of hereof and thereof and superceded and replace the Employment Agreement dated December 1, 2001, and all related amendments thereto. This Agreement (including such Exhibits) is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in a writing signed by Executive and by an individual (other than Executive) authorized to sign such writing on behalf of the Company.

7.5                               Counterparts.  This Agreement may be executed by facsimile in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

7.6                               Headings.  The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

7.7                               Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not delegate any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

7.8                               Attorney Fees.  If either party hereto brings any action to enforce his or its rights hereunder, the prevailing party in any such action shall be entitled to recover his or its reasonable attorneys’ fees and costs incurred in connection with such action.

7.9                               Choice of Law.  All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California, without regard to its conflict-of-laws rules.

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of January 1, 2007.

XENCOR

	By:	/s/ John Stafford

	Name:	John Stafford

	Title:	Chairman

Accepted and agreed as of
January 1, 2007

/s/ Dr. Bassil Dahiyat
Dr. Bassil Dahiyat

EXHIBIT A

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

XENOR

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

In consideration of my employment or continued employment by Xencor (the “Company”); (the definition of “Company” for the purposes of this Agreement shall include Xencor, its affiliates, and subsidiaries) and the compensation now and hereafter paid to me as set forth on Schedule A hereto, and access to Proprietary Information (defined below) being given to me by the Company, I hereby agree to this Proprietary Information and Inventions Agreement (“Agreement”) as follows:

1.             Proprietary Information.  The term “Proprietary Information” shall mean trade secrets, research, inventions, confidential knowledge, data or any other information or materials that the Company treats or considers as proprietary, whether or not such Proprietary Information is patentable or copyrightable, however it is embodied and irrespective of whether it is labeled as “proprietary” or “confidential”.  By way of illustration but not limitation, “Proprietary Information” includes (a) inventions, mask works, trade secrets, know-how, ideas, confidential knowledge, improvements, discoveries, developments, processes, designs, techniques, formulas, formulations, source and object codes, data, programs, other works of authorship, organisms, plasmids, expression vectors, cell lines, and chemical.  biological and other material and their progeny, clones and derivatives, including all genetically-engineered plant and animals (hereinafter the Proprietary Information found at paragraph 1 (a) shall collectively be referred to as “Inventions”): and (b) information regarding the Company’s plans for research, development, manufacturing, engineering, new products, marketing and selling, the Company’s business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and information regarding the skills and compensation of other employees of the Company.

2.             Recognition of Company’s Rights; Nondisclosure.  I acknowledge that as a result of my responsibilities at the Company, I am likely to be exposed and given access to the Proprietary Information of the Company.  I understand and agree that my access to the Proprietary Information is for the sole and exclusive purpose of producing technology and performing other work for the benefit of the Company and that the Company has a substantial ongoing investment in the development of such Proprietary Information which would be injured irreparably if this Agreement were breached, At all times during the term of my employment and thereafter, I will hold the Company’s Proprietary Information in the strictest confidence and will not, except with the written permission of an officer of the Company, disclose (which term throughout this Agreement includes, but is not limited to, lecturing upon or publishing) any such Proprietary Information to anyone other than Company personnel who need to know such information in connection with their work for the Company or use such Proprietary information except in connection with any work for the Company.

I further acknowledge that Proprietary Information is solely the property of the Company and I agree that at no time either during the period of my employment nor thereafter will I challenge or engage in any other acts which question or impugn the validity or ownership of the Company’s rights in any Proprietary Information.  I further acknowledge that any and all improvements or modifications to Proprietary Information that I make, conceive, develop or reduce to practice or to specific form, whether alone or in conjunction with others, either during or after the period of my employment with the Company shall constitute Proprietary Information.

3.             Third Party Information.  I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  During the term of my employment and thereafter, I will hold all Third Party Information in ‘the strictest confidence and will not disclose (to anyone other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, any Third Party Information unless expressly authorized by an officer of the Company in writing.

4.             Assignment of Inventions.

4.1          Except as provided below in paragraph 4(b) of this Agreement, I hereby assign to the Company all my right, title and interest “in and to any and all Inventions whether or not patentable or registrable under copyright or similar statutes, that I make or conceive or reduce to practice or reduce to specific form or learn, either alone or jointly with others, during or after my employment, whether developed in whole or in part using the company’s equipment, supplies, facilities, or trade secret information: or relating at the time of conception or reduction to practice to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or resulting from any work performed by me for the Company.  I recognize that this Agreement does not require assignment of any invention which qualifies fully for protection under Section 2870 of the California Labor Code (hereinafter “Section 2870”), which provides as follows:

(a)           Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in art invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)           Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.

(2)           Result from any work performed by the employee for the employer.

(b)           To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

(c)           I have set forth on Exhibit A attached hereto, a complete list of all restrictions, express or implied.  which would prevent me from complying with all of the requirements of paragraph 4(a) of this Agreement in whole or in part.  If disclosure of such restrictions, express or implied, in Exhibit A would cause me to violate any prior confidentiality agreement.  I understand that I am not to list such restrictions but am to inform the Company that such restrictions exist and have not been listed.  Exhibit A is incorporated into this Agreement by reference as if fully set forth herein.  I will promptly inform the Company in writing of any such restrictions that arise between the time I sign this Agreement and the time my employment with the Company commences.

(d)           I also assign to or assign as directed by the Company all my right, title and interest in and to all Inventions, full title to which is required to be in the United States by a contract between the Company and the United States or any of its agencies.

(e)           I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C., Section 101).

(f)            If I am not an “employee” within the meaning of the Copyright Act, I agree that all original works of authorship that the Company specially orders or commissions me to make (solely or jointly with others) which (i) are protectable by copyright and (ii) are eligible to be a “work made for hire” under § 101 of the Copyright Act are “works made for hire.”  As to any original works of authorship that the Company specially orders or commissions me to make (solely or jointly with others) that are protectable by copyright but which are riot eligible to be “works made for hire” under § 101 of the Copyright Act, I hereby agree to and do assign all my right, title and interest in such works, including but not limited to my copyright interest, to the Company or its designee.

5.             Enforcement of Proprietary Rights.  To assist the Company in exercising its ownership rights to all Proprietary Information that I make, conceive, reduce to practice or to specific form, alter or modify.  I will, if requested by the Company, execute, verify and deliver assignments of all rights in the United States and elsewhere, including but not limited to patent and copyright rights, in such Proprietary Information to the Company or its designees, I will also assist the Company in every proper way to obtain and from time to time enforce its United States and foreign rights relating to Proprietary Information in any and all countries, irrespective of whether I had any role in the development or modification of such Proprietary Information.  To that end, I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such proprietary rights and the assignment thereof to the Company.  My obligation to assist the Company with respect to all its rights in Proprietary Information in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in Section 5 hereof, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph thereon with the same legal force and effect as if executed by me.  I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any proprietary rights assigned hereunder to the Company.

6.             Obligation to Keep Company Informed.  I will promptly disclose to the Company fully and in writing and will hold in trust for the sole right and benefit of the Company any and all Inventions that I make, conceive, develop or reduce to practice or to specific form, whether alone or in conjunction with others, either during or after the period of my employment with the Company.  In addition, after any termination of my employment, I will promptly disclose to the Company fully and In writing, the full particulars of all patent applications filed by me which disclose or claim Proprietary Information.

I will also promptly disclose to the Company fully and in writing any inventions that I believe fully qualify for protection under Section 2870; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief, I understand that the Company will keep in confidence and will not disclose to third parties without my consent any proprietary information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the provisions of Section 2870.  I will preserve the confidentiality of any Invention that does not fully qualify for protection under Section 2870.

7.             Prior inventions.  The term “Prior Inventions” shall mean any and all trade secrets, know-how, ideas, confidential knowledge, improvements, discoveries, developments, processes, designs, techniques, formulas, formulations, source and object codes, data, programs, other works of authorship, organisms, plasmids, expression vectors, cell lines, and chemical, biological and other material and their progeny, clones and derivatives, including all genetically-engineered plant and animals, patented or unpatented, which I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company.  To preclude any possible uncertainty over what is a Prior Invention, I have set forth on Exhibit B attached hereto a complete list of all Prior Inventions that I consider to be in whole or part my property or the property of third parties, and that I wish to have excluded from the scope of this Agreement.  If disclosure of any such Prior Invention on Exhibit B would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit B but am to inform the Company that all such Prior Inventions have not been listed for that reason.  Exhibit B is incorporated into this Agreement as if fully set forth herein, I will promptly inform the Company in writing of any Prior Inventions that occur between the time I sign this Agreement and the time my employment with the Company commences.

8.             Unauthorized Use or Disclosure.  I shall immediately notify my supervisor or any officer of the Company if I learn of any possible unauthorized use or disclosure of Proprietary Information and shall cooperate fully with the Company to enforce the provisions of this Agreement.

9.             Authorized Disclosure.  Should I be subject to any governmental, administrative or court order or action purporting to require or authorize the disclosure of any Proprietary Information, in whole or in part, I will immediately notify the Company’s legal department and will immediately provide the Company with all documents and other pertinent information in my possession or control to permit the Company to take such steps as it deems necessary in its sole discretion to block or pursue the confidentiality of such disclosure,

10.          Additional Activities.  I agree that during the period of my employment by the Company I will not, without the Company’s express written consent, engage in any employment or business activity other’ than for the Company.  and for the period of my employment by the Company and for one (1) year after the date of termination of my employment by the Company I will not (i) induce any employee of the Company to leave the employ of the Company or (ii) solicit the business of any client or customer of the Company (other than on behalf of the Company) with whom I had contact during the course of my employment with the Company.

11.          No Improper Use of Materials.  I acknowledge that the Company forbids me to use or disclose any information that is proprietary to any competitor of the Company or’ to any other third party.  Therefore, during my employment by the Company, I will not use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.  To preclude any possible uncertainty, I have set forth on Exhibit C attached hereto, a complete list of all devices, materials, and documents of a former employer or other person or institution to whom I have an obligation of confidentiality that may be used in providing services to the Company pursuant to the express written authorization of my former employer or such other person.  I will promptly notify the Company in writing of any devices, materials.  and documents that are called for in Exhibit C that arise between the time I sign this Agreement and the time my employment with the Company commences.  Exhibit C is incorporated into this Agreement by reference as if fully set forth herein.  In addition, I will not seek nor knowingly use any information from job applicants, Company employees or other third parties, including but not limited to vendors, that is confidential to the present or former employers of such applicants or former employers of the employees or to such third parties.

12.          No Conflicting Obligation.  I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company.  I have riot entered into, and I agree will not enter into, any agreement either written or oral in conflict herewith.

13.          Return of Company Materials.  When I leave the employ of the Company, I will deliver to the Company any and all copies and originals of drawings, notes, memoranda, lab notebooks, specifications, correspondence (including quickmail messages), devices, equipment, formulas, molecules, cells, documents, and chemical, biological and other material and their progeny, clones and derivatives including all genetically-engineered plants and animals, and any other material containing or disclosing any Inventions, Proprietary Information or Third Party Information.  I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, quickmail, voicemail, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or’ without notice.  Prior to leaving, I will cooperate with the Company in completing and signing the Company’s documentation for separating staff members.

14.          Name and License.  I hereby grant to the Company a non-exclusive worldwide license to use my name and likeness on or in connection with any advertising and promotional materials distributed by or on behalf of the Company in any medium.

15.          Potential Liability.  I have been informed and acknowledge that the unauthorized taking of the Company’s trade secrets (a) could result in civil liability under California Civil Code Section 3426, and that, if willful, could result in an award for triple the amount of the Company’s damages and attorneys’ fees: and (b) is a crime under California Penal Code Section 499(c), punishable by imprisonment for a time not exceeding one year, or by a fine not exceeding five thousand dollars ($5,000), or by both.

16.          Legal and Equitable Remedies.  Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, and due to the irreparable injury which would be suffered by the Company as a result of a breach of this Agreement, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

17.          Notices.  Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing.  Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three days after the date of mailing.

18.                               Employment at Will.  I understand and agree that my employment with Xencor is at-will.  Therefore, my employment can terminate, with or without cause, and with or without notice, at any time, at my option or Xencor’s option, and that Xencor can terminate or change all other terms and conditions of my employment, with or without cause, and with or without notice, at any time.  I understand that the nature of my employment relationship with Xencor will be governed by this paragraph and that this paragraph constitutes the entire agreement, arrangement, and understanding between me and Xencor on this subject matter and supersedes any prior or contemporaneous agreement, arrangement, and understanding on this subject matter.  This at relationship will remain in effect throughout my employment with Xencor or any of its subsidiaries or affiliates, unless it is modified by a written agreement signed by both Xencor’s President and me which expressly alters it.  This at-will relationship may not be modified by any oral or implied agreement, or by any Company policies, practices or patterns or conduct.

19.                               General Provisions.

19.1                        Governing Law and Forum.  This Agreement will be governed by and construed according to the substantive laws of the State of California without resort to conflict of law principles and I hereby consent to the jurisdiction of the courts of California, both state and federal, for any claim sounding in tort or contract or created by state or federal law related in any way to my or the Company’s rights and obligations under the Agreement.

19.2                        Entire Agreement.  This Agreement.  including Schedule A hereto, is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us.  No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged.  Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.  As used in this Agreement, the period of my employment includes any time during which I may be retained by the Company as a consultant.

19.3                        Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

19.4                        Assignment.  This Agreement may not be assigned by me but is fully assignable by the Company.

19.5                        Successors and Assigns.  This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

19.6                        Survival.  The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

19.7                        Waiver.  No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach.  No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right.  The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

19.8                        Effective Date.  Agreement shall be effective as of the earliest of (1) the first day of my employment by the Company; or (2) the first day of my use of the facilities, technology, expertise, data, or Proprietary Information of the Company; or (3) the day I sign this Agreement.

19.9                        Descriptive Headings.  The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

I UNDERSTAND THAT THIS AGREEMENT AFFECTS MY RIGHTS TO INVENTIONS I MAKE DURING MY EMPLOYMENT, AND RESTRICTS MY RIGHT TO DISCLOSE OR USE THE COMPANY’S PROPRIETARY INFORMATION DURING OR SUBSEQUENT TO MY EMPLOYMENT.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBITS A, B. and C AND SIGNED AND DATED SCHEDULE A TO THIS AGREEMENT.

Dated:	April 13, 2001

/s/ Bassil Dahiyat
Signature

Bassil Dahiyat
Name of Employee

Address

ACCEPTED AND AGREED TO:

XENCOR

/s/ Bassil I. Dahiyat

By:	Bassil I. Dahiyat

Title:	President and CEO

EXHIBIT A

Xencor

111 W. Lemon Ave.,

Monrovia, CA 91016

Attention:  Board of Directors

Gentlemen:

The following is a complete list of all restrictions which would prevent me, in whole or in part, from assigning to or as directed by the Company (as defined in the attached Agreement) all my right, title and interest in and to any and all Inventions (as required by paragraph 4 of the Agreement):

☒                        No restrictions.

☐                          Restrictions:

☐                          Due to confidentiality agreements with prior employer(s) or other person(s) or institution(s). I cannot disclose certain restrictions that would otherwise be included on the above-described list.

☐                          Number of additional sheets attached.

Date:	April 13, 2001

Very truly yours,

		Print Name	Bassil Dahiyat

		Signature	/s/Bassil Dahiyat

Xencor Proprietary Information and Inventions Agreement 95-424

EXHIBIT B

Xencor

111 W. Lemon Ave.,

Monrovia, CA 91016

Board of Directors

Gentlemen:

The following is a complete list of all Prior Inventions (as defined in the attached Agreement):

☐                          No restrictions.

☒                        Restrictions:

California Institute of Technology Provisional Application on Protein Design Automation Caltech Docket 2607

☐                          Due to confidentiality agreements with prior employer(s) or other person(s) or institution(s). I cannot disclose certain restrictions that would otherwise be included on the above-described list.

☐                          Number of additional sheets attached.

Date:	April 13, 2001

Very truly yours,

		Print Name	Bassil Dahiyat

		Signature	/s/Bassil Dahiyat

SCHEDULE A

Bassil I. Dahiyat

Xencor is pleased to offer you a position as President and CEO starting October 7, 1997, subject to the following terms, and set forth in the PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT dated as of even date herewith, of which this Schedule A forms a part.  EMPLOYEE UNDERSTANDS AND ACKNOWLEDGES THAT THIS SCHEDULE IS EXPRESSLY UNDERSTOOD TO BE “SCHEDULE A” AS REFERENCED IN THE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT.

The compensation package for this position is as follows:

•                  Salary of $60,000 annually and participation in the Company’s annual performance bonus plan.

•                  One time bonus of $25,000 (based on the completion and filing of both a Small Business Innovative Research Phase I application filing with the National Institutes of Health, and upon completion and filing of a patent filing with the US Patent and Trademark Office of the Automated Computational Design of Proteins system, for which a provisional filing under the title “Automated Computational Design of Proteins” by Bassil Dahiyat and Stephen L. Mayo. #60/043,464 has already been made.

•                  A minimum of 2 calendar weeks vacation, plus such additional period or periods as the Board may approve in the exercise of its reasonable discretion.

•                  Reimbursement from the Company for reasonable costs and expenses incurred in connection with the performance of duties and obligations under this Agreement in a manner consistent with the Company’s practices and polices as adopted or approved from time to time by the Board for executive officers.

This offer is contingent upon your execution of the PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT to which this Schedule is appended as Schedule A. and completing a Federal Employment Eligibility Verification form (INS 1-9).

By executing this Schedule A. you affirm that no one has made any written or verbal statement that contradicts the provisions of this letter. The at-will nature of your employment, as set forth in Section 18 of the PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT can be modified only by a written agreement signed by both Xencor and you which expressly alters it. This at-will relationship may not be modified by any oral or implied agreement, or by any Company policies, practices or patterns of conduct.

IF THE TERMS DESCRIBED IN THIS SCHEDULE ARE SUITABLE, PLEASE SIGN AND DATE AND RETAIN A COPY FOR YOUR RECORDS.

/s/ Bassil I. Dahiyat	April 13, 2001
Signature of Acceptance	Date

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